Exhibit 10.03

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”), made and effective the 29th day of December, 2009 (the “Effective Date”), is by and between NUTRITION 21, INC. (hereinafter referred to as “Nutrition 21”), a New York corporation, having a place of business at 4 Manhattanville Road, Purchase, NY 10577 and NATURE’S PRODUCTS, INC., a Florida corporation, having a place of business at 1301 Sawgrass Corporate Parkway, Sunrise, FL 33323.

Nature’s Products, Inc. and its affiliated entities, including, without limitation, Iceland Health, Inc., a Florida corporation, are hereinafter collectively referred to as “NPI.” Nutrition 21 and NPI are each individually sometimes referred to as a “Party” and collectively as the “Parties.”

Preliminary Statement

a.
Nutrition 21 currently sells Chromium Picolinate, Chromium Histidinate, Chromium Picolinate-Biotin Blend, and Arginine-Silicate-Inositol Blend (the “Ingredients”). Nutrition 21 also uses the Ingredients in the manufacture of the end-products whose SKU’s are listed in Exhibit 1 (the “Listed SKUs”).

b.	NPI wishes to purchase the Ingredients from Nutrition 21 on the terms hereinafter set forth.

In consideration of the foregoing and the mutual obligations undertaken in this Agreement, and for other consideration, the value and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Sale and Purchase of Ingredients.

a.	NPI agrees to purchase from N21 all of NPI’s requirements for the Ingredients, and Nutrition 21 agrees to sell NPI all of its requirements for such Ingredients.

b.
Exhibit 2 sets forth the prices to be charged by Nutrition 21 to NPI for Ingredients that are ordered through December 31, 2013 for use by NPI in the manufacture of any Listed SKUs (“Discounted Prices”).

c.
Prices for Ingredients that are ordered by NPI for use by NPI from and after January 1, 2014 for use in manufacturing any Listed SKUs shall be computed on a most favored nation basis for customers who purchase similar volumes of Ingredients.

d.
From and after the date of this Agreement, prices for Ingredients that are ordered for use by NPI for manufacturing any product other than a Listed SKU shall be computed on a most favored nation basis for customers who purchase similar volumes of Ingredients.

e.
Payment hereunder shall be due and payable no later than thirty (30) days following the date that Nutrition 21 has issued an invoice.  NPI shall pay all invoices by check.  Any amount not paid when due shall bear interest at the maximum lawful interest rate from the due date until paid in full.

f.	All payments hereunder will be made in U.S. dollars.

g.
If at any time during the term of this Agreement, Nutrition 21 is not able or willing to supply any of the Ingredients to NPI (called a “Period of Unavailability”), Nutrition 21 hereby grants to NPI a non-exclusive license during the Period of Unavailability to purchase or have manufactured by a third party or to manufacture for its own account any such Ingredients for Licensed Uses, as such term is defined in a License Agreement of even date herewith.  After any Period of Unavailability ends, NPI shall again purchase all of its requirements for Ingredients from Nutrition 21. If the failure of Nutrition 21 to supply the Ingredients to NPI occurs at a time that Nutrition 21 is supplying the Ingredients to third parties or offering such Ingredients as available for purchase, Nutrition 21 shall indemnify NPI for the additional cost NPI incurs in obtaining the Ingredients from an alternate source.

2.	Audit Rights, etc.

a.
Orders that NPI submits as being entitled to Discounted Prices shall be accompanied by such documentation as Nutrition 21 reasonably requires to confirm this entitlement. NPI shall from time to time give to Nutrition 21 and its representatives access to NPI’s books and records to the extent necessary to confirm that prior purchases by NPI at Discounted Prices were in fact entitled to Discounted Prices.

3.	Uses Subject to Patent License.

a.
Nutrition 21 owns patents on the composition and/or the use of the Ingredients. Concurrently herewith, Nutrition 21 is by separate instrument granting patent licenses to use the Ingredients in the specific manner set forth in the patent licenses. Nothing in this Agreement shall be deemed to enlarge or expand the scope of the patent licenses, and NPI shall use the Ingredients only to the extent consistent with the Patents and the patent licenses.

4.	The term of this Agreement shall be for the period commencing on the date of this Agreement (the “Commencement Date”) and ending on August 21, 2022.

5.	Orders and Forecasts

a.	Orders.

i.
NPI will submit electronic purchase orders for the purchase of Ingredients in accordance with the lead-time requirements and capacity limits set forth in Section 4.1(b) below and Exhibit 2 hereto (each such purchase order, an “Order”).

ii.
Ingredients purchased in connection with any Order will be delivered in accordance with the schedule, and subject to the daily capacity and other limitations, set forth in Exhibit 2.  Orders received after 4:30 pm shall be deemed received by Nutrition 21 as of 8:00 am on the Business Day following the day of actual receipt.

iii.	Delivery will be effected F.O.B. Nutrition 21’s US point of shipment.

iv.
While Ingredients are in Nutrition 21’s possession, Nutrition 21 will bear the risk of loss only to the extent of the cost of manufacture of any Ingredients actually lost or damaged.  Upon transfer of the Ingredients to a common carrier at Nutrition 21’s US point of shipment, title and risk of loss with respect to the Ingredients shall transfer to NPI.

b.	Forecasts.

i.	NPI will provide quarterly to Nutrition 21 forecasted purchases for the next twelve-months and will update the forecast quarterly one week prior to the start of each succeeding quarter.

6.	Nutrition 21 Product Warranty and Limitation of Liability.

a.
Nutrition 21 warrants that the Ingredients supplied by it under this Agreement shall meet Nutrition 21’s specifications (“Specifications”).  If any Ingredient supplied under this Agreement proves to be a Defective Ingredient and the defect is attributable to Nutrition 21, Nutrition 21’s obligation with respect to the Defective Ingredient shall be, at NPI’s option, to replace such Ingredient or to issue a credit or refund to NPI in the amount of the price received by Nutrition 21 from NPI for the Ingredients (plus any documented commercially reasonable out-of-pocket freight charges actually incurred by NPI in connection with replacing and returning such Ingredient).  Nutrition 21 shall have no liability whatsoever for any defects unless notified within a commercially reasonable period by NPI in writing identifying any such defects.

b.	“Defective Ingredients” means Ingredients that materially differ from agreed to Specifications.

c.
All claims under this warranty must be reported in writing to Nutrition 21 as promptly as practicable after discovery.  Nutrition 21 will provide NPI with a return materials authorization (RMA) number and shipping instructions within three days after receipt of NPI’s report of the claim, and NPI must ship the Ingredients claimed to be defective to Nutrition 21 within thirty (30) days after NPI’s receipt of the RMA number and shipping instructions.

7.	Force Majeure

a.
Neither Party shall be liable for any failure of or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to circumstances beyond its control, including acts of God, acts of a public enemy, fires, floods, wars, civil disturbances, sabotage, terrorism, accidents, insurrections, blockades, embargoes, storms, explosions, damage to its plants, labor disputes (whether or not the employees’ demands are reasonable and within the Party’s power to satisfy), acts of any governmental body (whether civil or military, foreign or domestic), all perils of the seas and other waters, failure or delay of third parties or governmental bodies from whom either Party is obtaining or must obtain rights of way, easements, franchises, permits, machinery, materials, equipment, transportation, independent contracting, or supplies to grant or deliver the same, or inability to obtain labor, materials, equipment, or transportation (collectively referred to herein as “Force Majeure Event”).

b.
Each Party shall provide written notice to the other within thirty (30) days after a Force Majeure Event which has resulted in such Party’s failure of or delay in performance of its obligations under this Agreement.

c.
Each Party shall use its reasonable efforts (without being obligated to incur any additional expenses) to minimize the duration and consequences of any failure of or delay in performance resulting from a Force Majeure Event.

8.
Use of Trademarks.  Except as provided herein or in Asset Purchase Agreements among Nutrition 21, NPI and other parties, NPI shall not use any trademark (including Nutrition 21’s logo) owned and or controlled by Nutrition 21.

9.	Miscellaneous

a.	Notices. All notices and other communications which may be required or are desired to be given hereunder shall be in writing.

b.
No Waivers of Rights, Etc.  No failure or delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

c.	Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Nutrition 21 and NPI.

d.	Assignments and Successors.

i.
Nutrition 21 may assign this Agreement or any of its rights or delegate any of its obligations hereunder to an affiliate or to any person or entity who is acquiring all or substantially all of its assets or with whom Nutrition 21 may merge or enter into other business combination. Nutrition 21 shall not have the right to assign or sublicense any of its rights or to delegate any of its obligations hereunder to any other person or entity without the consent of NPI, which consent shall not be unreasonably withheld or delayed.

ii.	The foregoing in no way shall limit Nutrition 21’s right to subcontract any of its obligations hereunder.

iii.	NPI shall not have the right to assign or sublicense any of its rights or to delegate any of its obligations hereunder to any other person or Person without the consent of Nutrition 21.

e.	No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

f.
No Joint Venture.  The Parties hereto are independent contractors.  The Parties hereto are not partners, joint venturers, or agents of one another and nothing in this Agreement or in the performance thereof shall be construed to place them in the relationship of partners or joint venturers or to make one an agent of the other.  Neither Party hereto shall have the power to obligate or to bind the other in any manner or for any purpose.

g.
Entire Agreement.  This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, relating to the subject matter hereof.

h.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of law principles.

i.
Consent to Jurisdiction.  Nutrition 21 and NPI hereby irrevocably submit to the jurisdiction of any court of the State of Florida sitting in Broward County and any Federal court sitting in Broward County, Florida in respect of any suit brought by Nutrition 21, and sitting in Westchester County New York in respect of any suit brought by NPI or its affiliates, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, and Nutrition 21 and NPI hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court.

j.
Counterparts.  This Agreement may be executed in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have duly caused the execution of this Agreement by their duly authorized officers, as of the day and year first above written.

NUTRITION 21, INC.

By:
Name:
Title:

NATURE’S PRODUCTS, INC.

By:
Name:
Title:

Exhibit 1 Listed SKU’s

Item Num	Description
10601769731333	IH Appetite Control (12/Case)
050428858431	CVS 100ct 200mcg (24/Case)
050428095829	CVS 100ct 400mcg (24/Case)
050428095836	CVS 250ct 200mcg (24/Case)
10041520871388	CareOne (Ahold) 60ct 500mcg (24/Case)
10041520871371	CareOne (Ahold) 300ct 200mcg (24/Case)
10601769736253	Club: Chromax AMF 90ct (12/Case)
10601769734266	Club: Chromax Ultra 250ct (12/Case)
10601769995902	DE Diachrome 60ct (12/Case)
10601769737403	DE Diachrome 30ct (12/Case)
10601769737502	DE NTG - Tea 10ct sticks (12/Case)
10601769737205	DE NTG Multi Vitamin - Citrus (12/Case)
10041163438368	Equaline Chromium 200mcg 100ct (24/Case)
10041163438375	Equaline Chromium 400mcg 100ct (24/Case)
10601769736154	IH Advanced MF 45ct (12/Case)
10601769731326	IH Chromax 1000mcg 250ct (12/Case)
20601769731323	IH Chromax 1000mcg 250ct Sams Display
10601769734068	IH Chromax Extra Strength 75ct (12/Case)
10601769734167	IH Chromax Ultra Strength 60ct (12/Case)
10601769996015	International Diachrome 60ct (12/Case)
10011822009314	Pharmassure 1000mcg CP 100ct (24/Case)
10011822375419	Rite Aid 100ct 400mcg (24/Case)
10011822880531	Rite Aid 300ct 200mcg (24/Case)
10048107049314	Rite Aid Pharmass 100ct 200mcg (24/Case)
10011822375402	Rite Aid Pharmass 100ct 400mcg (24/Case)
10311917099078	Walgreen CP FN 200mg 100ct (24/Case)
10311917099092	Walgreen CP FN 200mg 250ct (24/Case)
10311917099085	Walgreen CP FN 400mg 100ct (24/Case)
10311917101696	Walgreen FN Advanced JR 120ct (24/Case)
10311917107193	Walgreen FN CP 1000mcg 100ct (24/Case)
10311917101689	Walgreen FN Chol Relief 120ct (24/Case)
10311917107209	Walgreen FN Dia Health MV 30ct (24/Case)
10681131928622	Walmart CP 100ct 800mcg (24/Case)
10681131312681	Walmart 100ct 1000mcg (24/Case)

Exhibit 2 Prices, etc. for Listed SKUs

Chromium Picolinate  [**confidential material is omitted and is filed separately with the Securities and Exchange Commission**]

Chromium Histidinate  [**confidential material is omitted and is filed separately with the Securities and Exchange Commission**]

Chromium Picolinate-Biotin Blend  [**confidential material is omitted and is filed separately with the Securities and Exchange Commission**]

Arginine-Silicate-Inositol Blend  [**confidential material is omitted and is filed separately with the Securities and Exchange Commission**]

Lead-time Requirements

Chromium Picolinate - 10 working days
Chromium Histidinate - 20 working days
Chromium Picolinate-Biotin blend - 20 working days
Arginine Silicate Inositol blend - 20 working days

Capacity Limits

Not Applicable

Allowed Time Between Order and Shipping

For materials in stock - five business days